Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

OU XDATA GROUP

and

Roman Eloshvili

and

Alpha Star Acquisition Corporation

dated as of September 12, 2024

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2024, by and among OU XDATA GROUP, an Estonian company (the “Company”), Roman Eloshvili, the shareholder of the Company (“Roman”), and Alpha Star Acquisition Corporation, a Cayman Islands exempted company (“SPAC”). Roman, the Company, and SPAC are collectively referred to herein as the “Parties” and individually as a “Party”. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, SPAC will incorporate a Cayman Islands exempted company (“PubCo”) in accordance with the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Law”).

WHEREAS, the business of the Company provides internet bank and mobile bank solutions, a cloud-based transaction monitoring platform, and a customer relationship management system for banking and finance institutions.

WHEREAS, subject to the approval and adoption by the shareholders of SPAC, SPAC will reincorporate to Cayman Islands by merging with and into PubCo, with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger” or “Merger”); (ii) immediately after the Reincorporation Merger, PubCo will acquire all of the Aggregate Fully Diluted Company Shares, in exchange for PubCo Ordinary Shares at the Company Exchange Ratio, resulting in Company being a wholly owned subsidiary of PubCo (the “Share Exchange”, together with the Reincorporation Merger, the “Transactions”).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Shareholder, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions, and (c) duly passed a resolution recommending to the Company Shareholder the approval of the Company Transaction Proposals (the “Company Board Recommendation”).

WHEREAS, prior to the Closing, the PubCo shall adopt the amended and restated memorandum and articles of association substantially in the form attached hereto as Exhibit A (“A&R M&A”).

WHEREAS, concurrently with the execution and delivery of this Agreement or as soon as practicable after the formation of PubCo, the Sponsor, the Company and SPAC shall enter into the transaction support agreement attached hereto as Exhibit B (the “Sponsor Support Agreement”).

WHEREAS, at Closing, PubCo, the Sponsor and Company Shareholder, as applicable, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by SPAC and the Company), which shall be effective as of the Closing.

WHEREAS, concurrently with the execution and delivery of this Agreement or as soon as practicable after the formation of PubCo, each of the Company Shareholder, SPAC and the PubCo shall enter into a lock-up and support agreement, each attached hereto as Exhibit D (the “Target Lock-Up and Support Agreement”).

WHEREAS, at Closing, the Sponsor and the PubCo shall enter into the lock-up agreement attached hereto as Exhibit E (the “Sponsor Lock-Up Agreement”).

WHEREAS, for U.S. federal income tax purposes, it is intended that the Reincorporation Merger constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of SPAC and PubCo are parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (b) approved this Agreement, the other Transaction Agreements to which SPAC is or will be a party and the Transactions, and (c) duly passed a resolution recommending to the SPAC Shareholders the approval of the SPAC Transaction Proposals (the “SPAC Board Recommendation”).

WHEREAS, all capitalized terms not defined in these recitals shall have the respective meanings ascribed to them in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

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ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions.

For purposes of this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, audit, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority or SRO.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that in no event shall any investment fund or portfolio company controlling, controlled by or under common control with the Sponsor be deemed an Affiliate of the Company or SPAC.

“Affiliate Agreement” means any agreement by and between (x) any Affiliate of the Company and any other Affiliate of the Company or (y) any Affiliate of the Company and the Company, including, without limitation any Related Party Loan.

“Aggregate Fully Diluted Company Shares” means, without duplication, the aggregate number of shares of the Company that are issuable upon the exercise, exchange or conversion of all options, equity awards, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for such shares, which such options, equity awards, warrants, rights or other securities (x) are issued and outstanding, or (y) have been offered to employees or service providers under any share incentive schemes, in each case, immediately prior to the Second Effective Time.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010 and any other applicable anti-bribery or anti-corruption Laws.

“Principal Business” means the B2B software development for banks conducted by the Company and/or its Subsidiaries.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than statutory registers and minute books.

“Business Combination” has the meaning ascribed to such term in the SPAC Memorandum and Articles of Association.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, the Cayman Islands or the Republic of Estonia (“Estonia”) are authorized or required by Law to be closed.

“Cayman Dissent Rights” means the right of each SPAC Shareholder to dissent in respect of the Reincorporation Merger, and to exercise such Person’s entitlement to payment of the fair value of that Person’s shares pursuant to Section 238 of the Cayman Companies Law.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company as described in the Registration Statement.

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“Company Share(s)” means a share or shares of the Company.

“Company Shareholder Approval” means the vote or written consent of the Company Shareholder required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Organizational Documents of the Company.

“Company Shareholder” means any holder or all holders (as applicable) of issued and outstanding shares of the Company.

“Company Subsidiary” means each Subsidiary of the Company, and “Company Subsidiaries” refers to all of them.

“Company Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants, auditors and other advisors and service providers payable by the Company or any of its Subsidiaries, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the Transactions (and not tied to any subsequent event or condition, such as a termination of employment) and the employer portion of payroll or employment Taxes incurred thereon, and (iii) amounts owing, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the Transactions, including fees, costs and expenses related to (i) the Registration Statement, (ii) the Listing Application and (iii) the termination of any Affiliate Agreement.

“Company Transaction Proposals” means (i) the approval and authorization of this Agreement, (ii) the ratification and approval of all prior corporate acts not previously ratified and approved in accordance with the applicable Laws and the Company’s Organizational Documents, (iii) the approval and authorization of the Share Exchange, (iv) the approval and authorization of the Equity Incentive Plan and (v) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions.

“PubCo Warrants” means warrants to purchase PubCo Ordinary Shares on the terms and conditions set forth in the Assignment and Assumption Agreement, substantially in the form of Exhibit G hereto.

“Competition Authorities” means the Governmental Authorities that enforce Competition Laws.

“Competition Laws” means any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair competition Laws.

“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Order or other authorization issued by or obtained from any Governmental Authority.

“Contracts” means any legally binding contracts, agreements, licenses, subcontracts, leases, subleases, franchise and other commitment.

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“Copyleft License” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Intellectual Property rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Intellectual Property rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Intellectual Property rights; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including without limitation Patents) regarding such Software or other Intellectual Property rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means.

“Data Protection Laws” means any applicable Laws relating to data privacy, data protection and data security, including with respect to the collection, use, storage, transmission, disclosure, transfer (including cross-border transfer), processing, retention, and disposal of Personal Information as that, or a similar or equivalent, term is defined under such applicable Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissenting SPAC Shares” means SPAC Ordinary Shares that are (i) issued and outstanding immediately prior to the First Effective Time and (ii) held by SPAC Shareholders who have validly exercised their Cayman Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).

“Dissenting SPAC Shareholders” means holders of Dissenting SPAC Shares.

“Dollars” or “$” are references to United States dollars.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and, solely to the extent related to exposure to Hazardous Materials, public or worker health and safety, or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Incentive Plan” means the equity incentive plan of PubCo, to be voted upon at the SPAC Extraordinary General Meeting.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, limited liability company, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person (including debt securities) convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights (including, for the avoidance of doubt, interests with respect to an employee share ownership plan) issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Equity Value” means $180,000,000.

“Estonia Corporations Law” means the Commercial Code of Estonia.

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fraud” means, with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if any of the executive officers or directors of the Company (in the case of the Company) or the executive officers or directors of the SPAC (in the case of SPAC) had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosure Letter or the SPAC Disclosure Letter (as applicable), and such misrepresentation was made with the actual intention of deceiving another Party who is relying on such representation or warranty. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any individual acting in an official capacity for or on behalf of any such Governmental Authority, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) unpaid management fees, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) patents, patent applications and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names, corporate names, logos, slogans (and all translations, adaptations, derivations and combination of the foregoing) and all registrations, applications and renewals in connection therewith, together with all goodwill associated therewith, (iii) copyrights and all registrations and applications in connection therewith, (iv) internet domain names and social media accounts, and (v) trade secrets, and any other intellectual property rights in Know-How and confidential information.

“IT Systems” means all software, computer systems, servers, networks, databases, computer hardware and equipment, interfaces, platforms, and peripherals that are owned, leased or controlled by the Company or any of its Subsidiaries or used in the conduct of their business.

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“Jurisdiction(s) of Operations” means the Republic of Estonia, or other jurisdiction(s) in which the Company or any of its Subsidiaries opts to conduct the Company Business.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means (i) with respect to the Company, the knowledge that each of the executive officers and directors, including, without limitation, the Founder, of the Company actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter and (ii) with respect to SPAC, the knowledge that each of the executive officers of the SPAC actually has, or the knowledge that any of them would have actually had following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter; provided that, for the avoidance of doubt, other than such reasonable inquiry with direct reports directly responsible for the applicable subject matter, no such individual will be under any express or implied duty to investigate.

“Law” means any statute, act, code, law (including common law), constitution, ordinance, rule, regulation or Order, in each case, issued, enacted, adopted, implemented, put into effect by or under the authority of any Governmental Authority or SRO.

“Leases” means the leases set forth on the Financial Statements.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, charge, deed of trust, pledge, license, hypothecation, encumbrance, easement, security interests, or other lien of any kind (other than, in the case of a security, any restriction on transfer of such security arising under Securities Laws).

“Material Adverse Effect” means an effect, development, circumstance, fact, change or event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the Company and its Subsidiaries (taken as a whole) or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole or (y) the ability of the Company and its Subsidiaries to consummate the Transactions; provided, however, that, solely with respect to the foregoing clause (x), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, in each case after the date hereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company and its Subsidiaries operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement (other than any action required to be taken pursuant to Section 6.01), including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company and its Subsidiaries (it being understood that this clause (e) shall be disregarded for purposes of the representations and warranties set forth in Section 4.04 and each of the conditions to Closing with respect thereto); (f) any action taken or not taken at the written request of SPAC or, if reasonably sufficient information is provided to SPAC in advance to determine whether a Material Adverse Effect would reasonably be expected to occur, any action taken or not taken that is consented to in writing by SPAC; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any Material Adverse Effect underlying such failure has resulted in a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect)); or (j) any action taken by SPAC or its Affiliates; provided, further, that any Material Adverse Effect referred to in clauses (a), (b), (c), (d), (g) or (h) above may be taken into account in determining if a Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the Company and its Subsidiaries or the results of operations or financial condition of the Company and its Subsidiaries, in each case, taken as a whole, relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate.

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“Nasdaq” means The Nasdaq Global Market.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority or SRO.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization, bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority or SRO.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business that relate to amounts (A) not yet delinquent or that are being contested in good faith through appropriate Actions and (B) for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) with respect to any real property subject to a Company Lease (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Lien permitted under a Company Lease, (v) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that are matters of record or would be discovered by a current, accurate survey or physical inspection of such real property, in all cases, that do not materially impair the value or materially interfere with the present uses of such real property, (vi) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (vii) non-exclusive licenses or sublicenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens that secure obligations that are reflected as liabilities on the Audited Financial Statements of the Company (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to the Audited Financial Statements of the Company), (ix) Liens securing any indebtedness of the Company or its Subsidiaries, (x) Liens arising under applicable Securities Laws, (xi) with respect to an entity, Liens arising under the Organizational Documents of such entity, and (xii) Liens described on the Company Disclosure Letter (if any).

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“Person” means any individual, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or entity of any kind or nature.

 “Personal Information” means (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person; and (ii) all other data or information that is otherwise protected by any Data Protection Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Plan of Merger” means the plan of merger under Section 233 of the Cayman Companies Law pursuant to which the Reincorporation Merger shall be effected, substantially in the form of Exhibit F hereto.

“Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and Liabilities were acquired in an uninterrupted chain of succession by the Company.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Subsidiary, from which the Company or any Subsidiary has derived previously, is currently deriving, revenue from the sale or provision thereof.

“PubCo Ordinary Shares” means the ordinary shares of PubCo.

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the applicable holder thereof has validly exercised his, her or its SPAC Shareholder Redemption Right.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act.

“Registrable Securities” means (i) the PubCo Ordinary Shares that constitute the Merger Consideration and Exchange Consideration (to the extent permitted by applicable Laws), (ii) the PubCo Warrants.

“Related Party Loan” means any loan, guaranty or contribution of money or property by a Person who is or at the time of such transaction was an Affiliate of the Company or a Company Subsidiary or any Predecessor to the Company or any Company Subsidiary.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws.

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) His Majesty’s Treasury of the United Kingdom (including any sanctions related list extended to the Cayman Islands pursuant to any Order in Council of His Majesty’s Privy Council in the United Kingdom); (c) any committee of the United Nations Security Council; (d) the European Union; or (e) the Republic of Estonia; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury of the United Kingdom (including any sanctions related list extended to the Cayman Islands pursuant to any Order in Council of His Majesty’s Privy Council in the United Kingdom), or (v) the Republic of Estonia.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any Governmental Authority (including the Commercial Code of Estonia) and the rules and regulations promulgated thereunder (including the Securities Act and the Exchange Act and the rules and regulations thereunder).

“Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

“SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market..

“SPAC Memorandum and Articles of Association” means SPAC’s Memorandum of Association filed with the Cayman Registrar on 11 March 2021 and Amended and Restated Articles of Association adopted by special resolutions on 13 July 2023, amended by special resolutions on 10 January 2024 and 12 July 2024 and as amended from time to time.

“SPAC Ordinary Share” means each ordinary share, par value $0.001 per share, of SPAC.

“SPAC Private Placement Rights” means the rights sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), each such right convertible into one-seventh (1/7) of a SPAC Ordinary Share upon the consummation of an initial Business Combination.

“SPAC Private Placement Warrants” means the warrants sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), each such warrant entitles the holder thereof to purchase one half of a SPAC Ordinary Share at an exercise price of $11.50 per whole share.

“SPAC Private Placement Units” means the units of SPAC sold by SPAC in a private placement effected at the time of SPAC’s initial public offering (whether purchased in such private placement or thereafter pursuant to a transfer by the former holder thereof), each consisting of one SPAC Ordinary Share, one SPAC Private Placement right, and one SPAC Private Placement Warrant.

“SPAC Public Rights” means the rights sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market), each such right convertible into one-seventh (1/7) of a SPAC Ordinary Share upon the consummation of an initial Business Combination.

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“SPAC Public Units” means the units of SPAC sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market), each consisting of one SPAC Ordinary Share, one SPAC Public Right, and one SPAC Public Warrant.

“SPAC Public Warrants” means the redeemable warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market), each such redeemable warrant entitles the holder thereof to purchase one half of a SPAC Ordinary Shares at an exercise price of $11.50 per share.

“SPAC Rights” means the SPAC Public Rights and the SPAC Private Placement Rights.

“SPAC Shareholder Approval” means the vote of the holders of SPAC Ordinary Shares required to approve the SPAC Transaction Proposals, as determined in accordance with applicable Law and the SPAC Memorandum and Articles of Association.

“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Ordinary Shares to redeem all or a portion of their SPAC Ordinary Shares (in connection with the Transactions or otherwise) as set forth in the Organizational Documents of SPAC and the Trust Agreement.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Shareholder Redemption Rights that have been validly exercised by the public holders of the SPAC Ordinary Shares.

“SPAC Shareholder” means a holder of SPAC Ordinary Shares.

“SPAC Transaction Expenses” means without duplication, all fees, costs and expenses paid or payable by SPAC in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), proxy solicitation agents as contemplated by Section 8.08, data room administrators, attorneys, accountants, auditors and other advisors and service providers (including any deferred underwriting commissions) payable by SPAC, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 8.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or the Proxy Statement/Prospectus under Section 8.02, (iv) the cost of the D&O Tail and (v) repayment of any Working Capital Loans.

“SPAC Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, including unless otherwise agreed upon: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the Reincorporation Merger and the Plan of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing, and (iv) the adoption and approval of each other proposal that the Nasdaq or the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto.

“SPAC Units” means the SPAC Public Units and the SPAC Private Placement Units.

“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Placement Warrants.

“Company Exchange Ratio” means a number resulting from dividing (i) the Equity Value by (ii) the product of (x) the Aggregate Fully Diluted Company Shares as of a time immediately prior to the Second Effective Time, and (y) 10.

“Sponsor” means A-Star Management Corp., a British Virgin Islands business company.

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“Subsidiary” means, with respect to a Person, any corporation, company or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which (a) such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, company or other organization, (b) such Person directly or indirectly possesses the right to elect a majority of directors or others performing similar functions with respect to such corporation, company or other organization, or (c) such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national health insurance), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge, in each case imposed by any Governmental Authority, together with any interest, indexation, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible or the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Control Laws” means all applicable Laws and regulations relating to the export, re-export, transfer or import of products, software or technology, including but not limited to, those applicable to the computer equipment and Software, and other equipment and Intellectual Property used in connection with the mining of bitcoin and other cryptocurrencies.

“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Plan of Merger, the Target Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and Wilmington Trust, National Association (the “Trustee”), dated as of December 9, 2021.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by a promissory note or any other agreements, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”, and (viii) the words “shall” and “will” have the same meaning.

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(b) Unless the context of this Agreement otherwise requires, reference to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) The phrases “provided to SPAC,” “delivered to SPAC”, “furnished to SPAC,” “made available to SPAC” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to SPAC no later than 11:59 p.m. (Eastern Standard time) on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Dropbox Inc. that has been set up by the Company in connection with this Agreement or (ii) by delivery to SPAC or its legal counsel via electronic mail or hard copy form.

(g) References to “$” or “dollar” or “US$” shall be references to United States dollars. References to “€” or “EUR” shall be references to the currency of the European Union.

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.03 Table of Other Defined Terms.

Term	Section
A&R M&A	Recitals
Additional Financial Statements	Section 6.10
Agreement	Preamble
Alternative Transaction Proposal	Section 8.03(a)
Amended and Restated Warrant Agreement	Section 8.06
Assignment and Assumption Agreement	Section 8.06
Audited Financial Statements	Section 6.10
Cayman Companies Law	Recitals
CBA	Section 4.12(a)(v)
Closing	Section 3.02(a)
Closing Date	Section 3.02(a)
Closing Press Release	Section 8.05(c)
Company Auditor	Section 4.08(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV

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Term	Section
Company Employees	Section 4.13(a)
Company Intellectual Property	Section 4.20(b)
Confidentiality Agreement	Section 11.08
Creator	Section 4.20(f)
D&O Indemnitee	Section 7.01(a)
D&O Tail	Section 7.01(b)
Designated Person	Section 11.17(a)
Enforceability Exceptions	Section 4.03(a)
Estonian Counsel Fees	Section 8.09
Exchange Agent	Section 3.03(a)
Exchange Agent Agreement	Section 3.03(a)
Exchange Consideration	Section 3.01(c)
Excluded Share	Section 3.01(f)
Existing D&O Arrangements	Section 7.01(a)
Existing Representation	Section 11.17(a)
Export	Section 4.24(d)
Federal Securities Laws	Section 5.08(a)
Financial Statements	Section 4.08(a)
First Effective Time	Section 2.03(a)
Plan of Merger	Section 2.03(a)
Founder	Recitals
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	Section 4.08(f)
Interim Period	Section 6.01
Licensed Intellectual Property	Section 4.20(b)
Listing Application	Section 6.05
Malicious Code	Section 4.20(l)
Merger Consideration	Section 3.01(c)
Non-Recourse Party	Section 11.14
Party	Preamble
Processing	Section 4.20(j)
Protected Data	Section 4.20(i)
Proxy Statement/Prospectus	Section 8.02(a)(i)
PubCo	Recitals
Registered Intellectual Property	Section 4.20(a)
Registration Rights Agreement	Recitals

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Term	Section
Sarbanes-Oxley Act	Section 5.08(a)
SEC Reports	Section 5.08(a)
Second Effective Time	Section 2.03(b)
Share Exchange	Preamble
SPAC	Preamble
SPAC Alternative Transaction Proposal	Section 8.03(b)
SPAC Board	Recitals
SPAC Board Recommendation	Recitals
SPAC Disclosure Letter	Article V
SPAC Extraordinary General Meeting	Section 8.02(b)
SPAC Impairment Effect	Section 5.01
SPAC Permits	Section 5.09
SPAC Related Party	Section 5.15
SPAC Right Consideration	Section 3.1(a)
Specified Contracts	Section 4.12(a)
Specified Representations	Section 9.02(a)(i)
Specified SPAC Representations	Section 9.03(a)(i)
Sponsor Lock-Up Agreement	Recitals
Sponsor Support Agreement	Recitals
Surviving Provisions	Section 10.02
TA	Section 8.06
Target Lock-Up and Support Agreement	Recitals
Termination Date	Section 10.01(c)
Trade Controls	Section 4.24(a)
Transaction Filings	Section 8.02(a)(i)
Transaction Litigation	Section 8.01(c)
Transactions	Recitals
Trust Account	Section 5.02 (c)
Trustee	Section 1.01
Unaudited Financial Statements	Section 4.08(a)
Unit Separation	Section 3.01(a)
Warrant Agreement	Section 3.01(b)(iii)

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ARTICLE II

THE TRANSACTIONS

Section 2.01 The Reincorporation Merger. At the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Plan of Merger and the Cayman Companies Law, PubCo and SPAC shall consummate the Reincorporation Merger, pursuant to which SPAC shall be merged with and into PubCo, following which the separate corporate existence of SPAC shall cease and PubCo shall continue as the surviving entity after the Reincorporation Merger.The corporate name of PubCo after the Reincorporation Merger shall be “Xdata Group.”

Section 2.02 The Share Exchange. At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions the Cayman Companies Law, and the Estonia Corporations Law, PubCo and the Company shall consummate the Share Exchange, pursuant to which PubCo shall acquire all of the Aggregate Fully Diluted Company Shares, and the Company Shareholder will receive PubCo Ordinary Shares at the Company Exchange Ratio.

Section 2.03 Effective Times.

On the terms and subject to the conditions set forth herein, on the Closing Date:

(a) PubCo and SPAC shall execute a plan of merger (the “Plan of Merger”) and shall file the Plan of Merger and other documents as required to effectuate the Reincorporation Merger pursuant to the Cayman Companies Law with the Cayman Registrar as provided in the applicable provisions of the Cayman Companies Law. The Reincorporation Merger shall become effective at the time when the Plan of Merger is registered by the Cayman Registrar or such later time as PubCo and SPAC may agree and specify pursuant to the Cayman Companies Law (the “First Effective Time”).

(b) As soon as practicable after the First Effective Time, PubCo and the Company will consummate the Share Exchange, whereby PubCo will acquire all of the Aggregate Fully Diluted Company Shares , as provided in Section 2.02 above. The date and time (Eastern Time, USA) that the Share Exchange is legally effective pursuant to the Estonia Corporations Law is referred to as the “Second Effective Time.”

Section 2.04 Effect of the Merger and the Share Exchange.

The effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of PubCo, which shall include the assumption by PubCo of any and all agreements, covenants, duties and obligations of SPAC set forth in this Agreement to be performed after the First Effective Time. The effect of the Share Exchange shall be as provided in this Agreement and the Estonia Corporations Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, PubCo shall become the owner of all of the Aggregate Fully Diluted Company Shares.

Section 2.05 Governing Documents.

At the First Effective Time, the A&R M&A shall be the memorandum and articles of association of PubCo, until, thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors and Officers of PubCo Immediately after the Second Effective Time.

Immediately after the Second Effective Time, the board of directors of the PubCo will have 5 directors, consisting of: (i) three directors designated prior to the Closing by the Company, at least one of whom shall be considered independent under Nasdaq requirements; and (ii) two directors designated prior to the Closing by SPAC, who shall be considered independent under Nasdaq requirements. The Company’s executive officers and management will become the executive officers and management of PubCo at the Closing and will receive new employment agreements customary for public company executives.

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Section 2.07 Further Assurances.

If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest PubCo following the Reincorporation Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC, the applicable directors, officers and members of SPAC are fully authorized in the name of their respective companies or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

THE TRANSACTIONS; CLOSING

Section 3.01 Effect of the Transactions on Securities of SPAC, Company and PubCo.

On the terms and subject to the conditions set forth herein, on or before the Closing, by virtue of the Transactions and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Immediately prior to the First Effective Time, the SPAC Ordinary Shares, SPAC Rights and the SPAC Warrants comprising each issued and outstanding SPAC Unit immediately prior to the First Effective Time shall be automatically separated (the “Unit Separation”) and each holder thereof shall thereafter hold, for each SPAC Unit held at the time of the Unit Separation, one SPAC Ordinary Share, one SPAC Right and one SPAC Warrant. The SPAC Ordinary Shares, SPAC Rights and SPAC Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.01.

Immediately prior to the First Effective Time, each seven (7) SPAC Rights (which, for the avoidance of doubt, includes the SPAC Rights held as a result of the Unit Separation) that are issued and outstanding as of immediately prior to the First Effective Time (i) shall be converted automatically into, and the holder of such SPAC Rights shall be entitled to receive, for each seven (7) SPAC Rights, one SPAC Ordinary Share (the “SPAC Right Consideration”); provided that no fractional SPAC Ordinary Shares will be issued and, if a holder of SPAC Rights would be entitled to receive a fractional SPAC Ordinary Share, the number of SPAC Ordinary Shares to be issued to such holder shall be rounded down to the nearest whole number of SPAC Ordinary Shares, and (ii) shall no longer be outstanding and shall automatically be canceled by the terms thereof and each former holder of SPAC Rights shall thereafter cease to have any rights with respect to such securities, other than to receive the SPAC Right Consideration attributable to such SPAC Rights or as expressly provided herein.

(b) At the First Effective Time:

(i) each SPAC Ordinary Share (which, for the avoidance of doubt, includes the SPAC Ordinary Shares held as a result of the Unit Separation and the SPAC Right Consideration) that is issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) (i) shall be converted automatically into, and the holder of such SPAC Ordinary Share shall be entitled to receive from the Exchange Agent, one PubCo Ordinary Share(the “Merger Consideration”), and (ii) shall no longer be outstanding and shall automatically be canceled by virtue of the Reincorporation Merger and each former holder of SPAC Ordinary Shares shall thereafter cease to have any rights with respect to such securities, other than to receive the Merger Consideration attributable to such SPAC Ordinary Share or as expressly provided herein.

(ii) [Reserved].

(iii) each SPAC Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) that is issued and outstanding immediately prior to the First Effective Time shall remain outstanding but shall be automatically adjusted to become one corresponding warrant of PubCo, exercisable for PubCo Ordinary Shares in accordance with its terms. Each SPAC Warrant will continue to have, and be subject to, the same terms and conditions set forth in the warrant agreement (the “Warrant Agreement”), dated as of December 13, 2021, by and between SPAC and Vstock Transfer LLC, as warrant agent. At the Closing, the PubCo shall enter into an amendment (as set out in Exhibit G) to the Warrant Agreement solely to evidence the succession of the PubCo to the SPAC and the assumption by the PubCo of the covenants of SPAC in the Warrant Agreement and the SPAC Warrants.

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(iv) Each SPAC Share held in SPAC’s treasury or owned by the SPAC or any other wholly owned subsidiary of the SPAC immediately prior to the First Effective Time (each an “Excluded Share”), shall be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(v) Each PubCo Ordinary Share that is issued and outstanding immediately prior to the First Effective Time will be automatically cancelled and extinguished without any conversion thereof or payment therefor.

(vi) Each Dissenting SPAC Share that is issued and outstanding as of immediately prior to the First Effective Time held by a Dissenting SPAC Shareholder (if any) shall no longer be outstanding and shall automatically be cancelled by virtue of the Reincorporation Merger and each former holder of Dissenting SPAC Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting SPAC Shares and such other rights as are granted by the Cayman Companies Law. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Cayman Companies Law or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Cayman Companies Law, then the right of such holder to be paid the fair value of such holder’s Dissenting SPAC Shares under Section 238 of the Cayman Companies Law shall cease and such former SPAC Shares shall no longer be considered Dissenting SPAC Shares for purposes hereof and such holder’s former SPAC Shares shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive the Merger Consideration, without any interest thereon.

(c) At the Second Effective Time, all of the Aggregate Fully Diluted Company Shares shall be exchanged for PubCo Ordinary Shares at Company Exchange Ratio, and such PubCo Ordinary Shares are referred to as the “Exchange Consideration.”

(d) A number of PubCo Ordinary Shares, representing in the aggregate 10% (on an as-converted and fully diluted basis) of the issued and outstanding PubCo Ordinary Shares as of the Closing Date, will be reserved for purposes of the PubCo Equity Incentive Plan.

(e) Closing.

(i) On the terms and subject to the conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (“pdf”)) on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as SPAC and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(ii) At the Closing, the PubCo shall pay by wire transfer of immediately available funds, (i) all accrued and unpaid SPAC Transaction Expenses as set forth on a written statement to be delivered to the Company by or on behalf of SPAC not less than three (3) Business Days prior to the Closing Date and (ii) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than three (3) Business Days prior to the Closing Date, which shall include, in each case of clauses (i) and (ii), the respective amounts and wire transfer instructions for the payment thereof, together with corresponding supporting documentation for the foregoing. The Company shall provide SPAC and its Representatives and SPAC shall provide the Company and its Representatives reasonable access to (x) the supporting documentation used by the Company and SPAC in the preparation of their respective written statements in connection with the Company Transaction Expenses and the SPAC Transaction Expenses (as applicable) and (y) the Company’s Representatives and SPAC’s Representatives, in each case as reasonably requested by SPAC or the Company (as applicable) in connection with SPAC’s or the Company’s review of the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses (as applicable). Prior to the Closing Date, the Company and SPAC shall consider in good faith any reasonable comments of SPAC or the Company to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses. If the Company and SPAC agree to make any modification to the written statement in connection with the Company Transaction Expenses or the SPAC Transaction Expenses, then such written statement as so agreed by the Company and SPAC to be modified shall be deemed to be the written statement for purposes of determining the Company Transaction Expenses and the SPAC Transaction Expenses.

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Section 3.02 Delivery.

(a) Prior to the First Effective Time, Vstock Transfer LLC (or such other Person to be selected by SPAC) shall be appointed and authorized to act as exchange agent in connection with the transactions contemplated by Section 3.01 (the “Exchange Agent”) and the Company shall enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement, (i) each SPAC Ordinary Share (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares) for the Merger Consideration issuable in respect of such SPAC Ordinary Shares and (ii) each Company Share for the Exchange Consideration issuable in respect of such Company Shares. At least two (2) Business Days prior to the Closing, the Company and SPAC shall direct the Exchange Agent to, at the First Effective Time, exchange (i) each such SPAC Ordinary Share for the Merger Consideration and (ii) each such Company Share for the Exchange Consideration pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder.

(b) Subject to the Estonia Corporations Law, all Shares of PubCo issued upon the exchange of SPAC Ordinary Shares for PubCo Ordinary Shares and upon the Share Exchange in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Ordinary Shares and Company Shares, as the case may be, and there shall be no further registration of transfers (i) on the register of members of SPAC of the SPAC Ordinary Shares from and after the First Effective Time or (ii) on the register of shareholders of the Company of the Company Shares from and after the Second Effective Time. From and after the First Effective Time, holders of SPAC Ordinary Shares shall cease to have any rights as shareholders of SPAC, except (i) in the case of holders of SPAC Ordinary Shares that are issued and outstanding as of immediately prior to the First Effective Time (other than any Excluded Shares, Redeeming SPAC Shares and Dissenting SPAC Shares), the right to receive the Merger Consideration in exchange therefor, as provided in this Agreement and the Plan of Merger, (ii) in the case of any holders of Redeeming SPAC Shares, the SPAC Shareholder Redemption Rights and (iii) in the case of holders of Dissenting SPAC Shares, the rights provided in Section 3.01(b)(vi). From and after the Second Effective Time, holders of Company Shares shall cease to have any rights as shareholders of the Company, except the right to receive the Exchange Consideration in exchange therefor, as provided in this Agreement.

(c) No interest will be paid or accrued on the Merger Consideration or the Exchange Consideration to be issued pursuant to this Article III (or any portion thereof). Except with respect to Redeeming SPAC Shares and as otherwise provided in Section 3.01(b)(vi) in respect of Dissenting SPAC Shares, from and after the First Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.02, each SPAC Ordinary Share shall solely represent the right to receive the Merger Consideration to which such SPAC Ordinary Share is entitled to receive pursuant to this Agreement and the Plan of Merger. From and after the Second Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.02, each Company Share shall solely represent the right to receive the Exchange Consideration to which such Company Share is entitled to receive pursuant to this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, none of the Parties, PubCo or the Exchange Agent shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.03 Withholding Rights.

Each of the Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties, the Exchange Agent and each of their respective Affiliates and any other Person making a payment under this Agreement shall provide written notice of any withholding tax that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement to the other Parties, which notice shall include the basis for the proposed deduction or withholding, at least fifteen (15) days or as soon as practicable prior to the date of the relevant payment. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to SPAC dated as of the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to SPAC that as of the date of this Agreement and the Closing Date:

Section 4.01 Corporate Organization of the Company.

The Company is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Republic of Estonia and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has made available to SPAC true and correct copies of its Organizational Documents as in effect as of the date hereof. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction set forth on Section 4.01 to the Company Disclosure Letter which are all jurisdictions where the ownership of its property presently or the character of its activities as currently conducted is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 4.02 Subsidiaries.

Section 4.02 of the Company Disclosure Letter sets forth a list of the Company Subsidiaries.

Section 4.03 Due Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to any consents, approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the Company Board, and other than the consents, approvals, authorizations and other requirements described in Section 4.05, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by the Company as applicable), duly and validly executed and delivered by the Company, as applicable, and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute, a valid and binding obligation of the Company, as applicable, enforceable against the Company, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).

(b) On or prior to the date of this Agreement, the Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Shareholder, and declared it advisable, for the Company to enter into this Agreement and the other Transaction Agreements to which the Company is or will be a party; (ii) approved this Agreement, the other Transaction Agreements to which the Company is or will be a party and the Transactions; and (iii) passed a resolution recommending to the Company Shareholder the approval of the Company Transaction Proposals.

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(c) The only approvals or votes required from the holders of the Company’s Equity Securities in connection with the consummation of the Transactions, including the Closing, and the approval of the Company Transaction Proposals, are as set forth on Section 4.03(c) of the Company Disclosure Letter.

Section 4.04 No Conflict.

Subject to the receipt of the consents, approvals, authorizations, and other requirements set forth in Section 4.04 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions contemplated hereby and thereby do not and will not, (a) contravene, breach or conflict with the Organizational Documents of the Company or any of its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens), except, in the case of each of clauses (b) through (d), for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents.

No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to each of their execution, delivery and performance of this Agreement and the other Transaction Agreements to which each is or will be a party and the consummation by the Company of the Transactions contemplated hereby and thereby, except for (i) the filing (A) with the SEC of the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (ii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) the filing of the Plan of Merger and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, (iv) the filing of the Share Exchange and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, and (v) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a Material Adverse Effect.

Section 4.06 Capitalization of the Company.

(a) The number and class of securities (if applicable) of all of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Section 4.06(a) of the Company Disclosure Letter. Except as provided in Section 4.06(a) of the Company Disclosure Letter, all of the issued and outstanding Equity Securities of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Company’s Organizational Documents and the Transaction Agreements). The authorized capital of the Company is €10,000.

(b) As of the date hereof, there are no outstanding Equity Securities or equity appreciation, phantom stock, profit participation, equity or equity-based rights or similar rights with respect to the Equity Securities of, or other equity or voting interest in, the Company. Except as set forth in the Organizational Documents of the Company, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, options, purchase rights, restricted stock or share units, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholder may vote.

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(c) Except as provided in Section 4.06(c) of the Company Disclosure Letter, there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company. Since inception of the Company or its Subsidiaries, through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends or distributions.

(d) [Reserved]

(e) [Reserved]

(f) There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of the Company or any Company Subsidiary.

Section 4.07 [Reserved].

[Reserved]

Section 4.08 Financial Statements.

(a) Set forth on Section 4.08(a) of the Company Disclosure Letter are true correct and complete copies of the financial statements of the Company and its Subsidiaries, as of and for the years ended December 31, 2022 and 2023 (the “Unaudited Financial Statements”) audited by an Estonian auditor (as required by law), consisting of (i) balance sheets and (ii) income statements. The Company will provide to SPAC the Audited Financial Statements and the Additional Financial Statements (each as defined in and pursuant to Section 6.10) in accordance with Section 6.10. The Unaudited Financial Statements, the Audited Financial Statements and the Additional Financial Statements are collectively referred to herein as the “Financial Statements.”

(b) The Financial Statements (i) are and will be materially correct, complete and fairly present in conformity with GAAP applied on a consistent basis, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations for the periods indicated in such Financial Statements (except in the case of the Additional Financial Statements, subject to normal year-end adjustments) and, (ii) to the extent required to be included, do and will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(c) The Financial Statements (i) were and will be prepared from the Books and Records of the Company and the Subsidiaries; (ii) were and will be prepared in accordance with GAAP consistently applied; and (iii) fairly present in all material respects, the financial position, results of operations and cash flows of the Company and the Subsidiaries as at the date thereof and for the periods indicated therein, except as otherwise noted therein.

(d) The Company has established and maintains systems of internal accounting controls. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. None of the Company or its Subsidiaries has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

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(e) Since June 30, 2024, (the “Interim Balance Sheet Date”) through and including the date of this Agreement, no Material Adverse Effect has occurred.

(f) Since the Interim Balance Sheet Date through and including the date of this Agreement, except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions contemplated hereby and thereby, or as required by applicable Law, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(g) The Company maintains and, for all periods, has maintained, the Books and Records of the Company in the ordinary course of business, and the Books and Records are accurate and complete in all material respects and reflect, in reasonable detail, the revenues, expenses, assets and liabilities of the Company.

(h) Except as set forth in Section 4.08(h) of the Company Disclosure Letter, all accounts receivable reflected in the Financial Statements, represent arm’s length sales in the ordinary course of business, constitute valid claims of the Company, as applicable, free and clear of all Liens, and are not subject to any dispute, claim, set-off or other defense or counterclaims other than returns in the ordinary course of business. Except as set forth in Section 4.08(h) of the Company Disclosure Letter, since the Interim Balance Sheet Date, (i) there have not been any write-offs as uncollectible of such accounts receivable, except for write-offs in the ordinary course of business consistent with past practice, and (ii) there has not been a material change in the aggregate amount of such accounts receivable and amounts owing to the Company or any of its subsidiaries or the aging thereof.

(i) Neither the Company nor any of the Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810).

Section 4.09 Undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries has any Liability, debt, or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the Audited Financial Statements Date in the ordinary course of business of the Company and its Subsidiaries consistent with past practice, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in Section 4.09 of the Company Disclosure Letter, or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.10 Litigation and Proceedings.

There are no, and since its date of inception there have been no, pending or, to the Knowledge of the Company, threatened, Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would reasonably be expected to result in Liability to or obligations of the Company or any of its Subsidiaries in an amount material to the business of the Company and its Subsidiaries, taken as a whole. There is no Order imposed upon the Company or any of its Subsidiaries that would reasonably be expected to result in Liability to or obligations of the Company or any of its Subsidiaries in an amount material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to result in Liability to or obligations of the Company or any of its Subsidiaries in an amount material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11 Compliance with Laws.

(a) Each of the Company and each its Subsidiaries is, and since its respective dates of inception each has been, in compliance with all applicable Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law at any time since its date of inception, except for any such violation which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

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(b) Each of the Company and its Subsidiaries, as of the date hereof, holds, and since its commencement of business, has held, all Permits necessary for the operation of the Company Business as currently conducted, except for the failure to obtain the Permit(s) which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries are, and since the date of commencement of operation, have been, in compliance with and not in default under such Permits, in each case except for such noncompliance that would not have a Material Adverse Effect.

(c) [Reserved].

(d) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or otherwise disclosed in Section 4.11(d) of the Company Disclosure Letter, the Company and its Subsidiaries, are in compliance with the Laws of the Jurisdiction(s) of Operations and any other Laws that may be applicable to the Principal Business.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a list of all Contracts described in clauses (i) through (xii) of this Section 4.12(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (all such Contracts as described in clauses (i) through (xii), collectively, the “Specified Contracts”). True, correct and complete copies of the Specified Contracts have been made available to SPAC.

(i) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Contract relating to Indebtedness in an amount over $250,000;

(ii) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, and with respect to which there are any material ongoing obligations;

(iii) Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, each Contract requiring capital expenditures in excess of $250,000 in a single transaction for the Company or any of its Subsidiaries after the date of this Agreement;

(iv) Each material license or other material agreement under which the Company or any of its Subsidiaries (x) is a licensee with respect to any item of material Licensed Intellectual Property (excluding click-wrap and shrink-wrap licenses and licenses for off-the-shelf software and other software that is commercially available on standard terms to the public generally and open source licenses), (y) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, in each case, other than non-exclusive licenses or sublicenses granted in the ordinary course of business, or (z) is a party and that otherwise materially affects the Company’s or its Subsidiaries’ ownership of or ability to use, register, license or enforce any material Owned Intellectual Property (including concurrent use agreements, settlement agreements and consent to use agreements but other than licenses excluded under clause (x) above), and which involves an annual amount greater than $250,000;

(v) Each collective bargaining agreement or other labor Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);

(vi) Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(vii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

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(viii) Each Affiliate Agreement involving an amount over $250,000;

(ix) Each Contract providing for hosting services relating to the IT Systems in an amount greater than $250,000, including all Contracts and all appendices and exhibits thereto setting forth payment terms for energy costs and internet connectivity;

(x) Each Contract containing covenants of the Company or any of its Subsidiaries (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person that would reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole) or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xi) Each Contract that contains any exclusivity, “most favored nation,” minimum use or supply requirements or similar covenants;

(xii) Each Contract entered into primarily for the purpose of interest rate or foreign currency hedging;

(xiii) any Contract under which the Company or a Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000 or would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole;

(xiv) Any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, or similar Contract, between the Company and any third party involving an amount greater than $250,000;

(xv) Any Contract requiring the Company or any Subsidiary to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of the Company or a Subsidiary;

(xvi) Except as would not reasonably be expected to be material to the Company Business, any Contract under which the Company or any Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person individually or in the aggregate, or made any capital contribution to, or other investment in, any Person;

(xvii) Any Contract providing for any payment that would be triggered by a change of control of the Company;

(xviii) Any Contract for the disposition of any portion of the assets or business of the Company or a Subsidiary or for the acquisition by the Company or a Subsidiary of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xix) The Company Disclosure Letter sets forth a list of each of the Companies’ (a) top ten (10) customers (inclusive of distributors and value-added-resellers), based on amounts paid for goods or services for the twelve (12) month period ended December 31, 2023, (each such customer, a “Material Customer”) and (b) except for providers providing professional service for the consummation of the transactions, top ten (10) suppliers and vendors of goods and services to the Company based on amounts paid for goods or services for the twelve (12) month period ended December 31, 2023, during each such period (each such supplier, a “Material Supplier”). No Material Customer or Material Supplier has (i) terminated or to the Company’s Knowledge, threatened to terminate its relationship with the Company; (ii) as of the date hereof, materially reduced its business with the Company or adversely modified its relationship with the Company; (iii) as of the date hereof, notified the Company of its intention to take any such action; or (iv) to the Company’s Knowledge, has become insolvent or is subject to bankruptcy proceedings.

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(xx) Any Contract with any (A) Material Customer or (B) Material Supplier; and

(xxi) Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock or shares, sale of assets, license or otherwise) pursuant to which (A) payment obligations by or to the Company or any of its Subsidiaries remain outstanding or (B) any earn-out, deferred or contingent payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).

(b) Except (x) to the extent that any Specified Contract or Lease expires, terminates or is not renewed following the date of this Agreement upon the expiration of the stated term thereof, and (y) for such failures to be legal, valid and binding or to be in full force and effect as would not have a Material Adverse Effect, each Specified Contract and Lease is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject in all cases to the Enforceability Exceptions. Except where the occurrence of such breach or default or failure to perform would not have a Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Specified Contracts and the Leases and neither the Company, the Company’s Subsidiaries, nor, to the Knowledge of the Company, any other party thereto is in breach of or default under any Specified Contract or Lease, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any Specified Contract or Lease, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Specified Contract or Lease by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 [Reserved].

Section 4.14 Employees; Independent Contractors.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) the employees of the Company and the Subsidiaries and the title of each employee, (ii) each independent contractor engaged by the Company and the Subsidiaries and (iii) the Chief Executive Officer, Chief Financial Officer, and each other executive officer of the Company and the Subsidiaries, setting forth for the Persons described in this clause (iii) each such executive officer’s name, title and current salary or compensation rate, and total compensation (including bonuses and commissions) paid or payable for the last completed fiscal year of the Company.

(b) There are no pending or, to the Knowledge of the Company, threatened claims in writing or proceedings against the Company or the Subsidiaries under any worker’s compensation policy or long-term disability policy.

Section 4.15 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any CBA. To the Knowledge of the Company, no employees are represented by any labor union, labor organization or works council with respect to their employment with the Company or any of its Subsidiaries and there are no labor organizations purporting to represent any employees of the Company or its Subsidiaries. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, (i) to the Knowledge of the Company there are no pending activities or proceedings of any labor union, works council or labor organization to organize any of the Company Employees and (ii) is no pending labor dispute, labor grievance or strike, lockout, picketing, hand billing, concerted slowdown, concerted refusal to work overtime, concerted work stoppage, or other material labor dispute against the Company or any of its Subsidiaries, in each case, pending or, to the Knowledge of the Company, threatened in writing.

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(b) The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, exempt and non-exempt status, compensation and benefits, statutory social insurances and housing funds, and wages and hours, except as would not have a Material Adverse Effect.

Section 4.16 Tax Matters.

(a) Except as would not have a Material Adverse Effect:

(i) All Tax Returns required to be filed by the Company or its Subsidiaries have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(ii) All Taxes required to be paid by the Company and its Subsidiaries have been timely and duly paid.

(iii) No Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of the Company or any of its Subsidiaries is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.

(iv) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.

(v) There are no Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(vi) There are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against the Company or its Subsidiaries that have not been paid or otherwise resolved in full.

(vii) Except as set forth on Section 4.16(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii) The Company and each of its Subsidiaries has complied with all applicable transfer pricing requirement imposed by any Governmental Authority.

(ix) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(x) Neither the Company nor any of its Subsidiaries has participated in any Tax avoidance transaction in violation of applicable Laws.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Reincorporation Merger from qualifying for the Intended Tax Treatment.

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Section 4.17 Insurance.

Except as set forth in Section 4.17 of the Company Disclosure Letter, as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole: (a) the Company and its Subsidiaries have insurance policies of the type, and that provide coverage, that is in compliance with applicable Law in all material respects and is reasonable and appropriate considering the business of the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance in all respects thereunder, including with respect to the payment of premiums; and (b) there is no claim pending under any such insurance policy as to which coverage has been denied or disputed by the applicable insurer as of the date hereof.

Section 4.18 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Financial Statements set forth each Lease for any Leased Property used or is currently using by the Company or any of its Subsidiaries in connection with the Company Business as currently conducted. A true, correct and complete copy of each Lease for a Leased Property entered into on or prior to the date hereof, pursuant to which the Company or any of its Subsidiaries leases, subleases or occupies any real property (other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material) has been made available to SPAC. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Business as currently conducted, the Company or one of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Lease, each real property subject to the Leases, free and clear of all Liens, other than Permitted Liens.

(c) Neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any material portion thereof.

Section 4.19 Assets.

(a) The IT Systems are in good operating condition and repair and function in all material respects in accordance with their intended uses (ordinary wear and tear excepted) and are suitable for their present and intended uses.

(b) The description of the IT Systems as described in the valuation reports with respect thereto, the Financial Statements and in all other documents provided to SPAC, including with respect to the number of units and hash rate for each unit, is true and correct in all material respects.

(c) The Company and each Company Subsidiary has good and valid title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Interim Balance Sheet. Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no such asset is subject to any Liens other than Permitted Liens. The assets of the Company and the Company Subsidiaries, including all Intellectual Property rights, constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company and the Company Subsidiaries and are sufficient to operate the Company Business as currently conducted.

Section 4.20 Intellectual Property and IT Security.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all the issued and registered Intellectual Property and applications therefor, in each case, owned or purported to be owned by the Company and its Subsidiaries (the “Registered Intellectual Property”).

(b) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries exclusively own all Owned Intellectual Property, and have a valid and enforceable (subject to the Enforceability Exceptions) license, or other right to use, all other Intellectual Property necessary for the operation of the Company Business as presently conducted (“Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Company Intellectual Property”).

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(c) Except as would not have a Material Adverse Effect, all Registered Intellectual Property is free and clear of any Liens (other than Permitted Liens), is subsisting and unexpired.

(d) Except as would not have a Material Adverse Effect, all Owned Intellectual Property, to the Knowledge of the Company, is valid and enforceable and, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, challenging the validity, enforceability, ownership, registration, or use of any Owned Intellectual Property.

(e) To the Knowledge of the Company, except as would not have a Material Adverse Effect, (i) the conduct of the Company Business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party, and (ii) to the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating, any Company Intellectual Property (excluding all commercially available off-the-shelf software licensed to the Company or its Subsidiaries). The Company and its Subsidiaries have not received from any Person any written notice during the past three years that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person in any material respect.

(f) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect and maintain all material Owned Intellectual Property, including the confidentiality of any material trade secrets included therein. Except as would not have a Material Adverse Effect, each Company Employee who independently or jointly contributed to or otherwise participated in the authorship, invention, creation or development of any Owned Intellectual Property (each such Person, a “Creator”) has (A) agreed to maintain and protect the trade secrets and confidential information of such Intellectual Property, (B) assigned to the Company or its applicable Subsidiary all such Intellectual Property authored, invented, created or developed by such Person on behalf of the Company or any of its Subsidiaries in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries, and (C) has waived any and all rights to royalties or other consideration or non-assignable rights in respect of all such Intellectual Property. Except as would not have a Material Adverse Effect, each Person that has had access to the source code or trade secrets of the Company or its Subsidiaries has executed a confidentiality or similar agreement for the non-disclosure and non-use of such source code and trade secrets and, to the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such source code or trade secrets included in the Owned Intellectual Property.

(g) (i) To the Knowledge of the Company, all use and distribution of Open Source Materials by or through the Company and the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements, (ii) to the Knowledge of the Company, neither the Company nor any Subsidiary has incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Intellectual Property to be subject to Copyleft Licenses (iii) to the Knowledge of the Company, none of the Software included in the IT Systems incorporates any software that is subject to any Open Source License (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license), (iv) to the Knowledge of the Company, none of the Software currently used in the contemplated operation of the Company Business by the Company or its Subsidiaries requires or will require that any of the Software to be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge, and (v) no source code of any Company Software has been licensed, escrowed or delivered to any third party, including an escrow agent, except to any third party software developer or consultant engaged by the Company or its Subsidiaries through a written agreement with customary confidentiality obligations for the purpose of developing or maintaining any Company Software, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or the occurrence of any condition) would reasonably be expected to result in a requirement that the source code of any Company Software be disclosed or delivered to any third party.

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(h) Except as would not have a Material Adverse Effect, no (i) government funding or governmental grants from any Governmental Authority or (ii) facilities of a university, college, other educational institution or research center, in each case, was used in the development of the Owned Intellectual Property. To the Knowledge of the Company, no employee or independent contractor of the Company or any Subsidiary who was involved in, or who contributed to, the creation or development of any material Owned Intellectual Property has performed services for or otherwise was under restrictions resulting from his or her relations with any Governmental Authority, university, college or other educational institution or research center during a period of time during which any such material Owned Intellectual Property was created or during such time that such Company Employee was also performing services for, or for the benefit of, the Company or any of its Subsidiaries with respect to the creation of such material Owned Intellectual Property, nor has any such person created or developed any material Owned Intellectual Property with any governmental grant.

(i) The Company and its Subsidiaries have in place commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures designed for the continued operation of their businesses in the event of a failure of the IT Systems. Except as would not have a Material Adverse Effect, in the past two years, there has been no security breach or other unauthorized access to the IT Systems that has resulted in the unauthorized access, use, disclosure, modification, encryption, loss, or destruction of any material information or data contained or stored therein. Except as would not have a Material Adverse Effect, neither the Company nor any Subsidiary has been notified or been required to notify any Person of any of the foregoing or any loss, theft or damage of any (i) Personal Information or (ii) other data for which the Company or any Subsidiary is required to safeguard or keep confidential or private, including any confidential or proprietary information and (iii) information related to protected classifications under applicable Law (the foregoing, “Protected Data”).

(j) Except as would not have a Material Adverse Effect, the Company and its Subsidiaries are in compliance, and for the past two years have been in compliance, with the Data Protection Laws and the written and published policies of the Company and its Subsidiaries. There is no current, and there has never been any, Action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing (the foregoing actions may be referred to as “Processing”) of any Protected Data.

(k) The Company has implemented and maintains commercially reasonable administrative, technical and physical measures, policies, procedures, and rules to ensure that Protected Data is protected against data breaches and other loss, damage, and unauthorized access, use, modification or other misuse that complies with all applicable Data Protection Laws. To the Company’s Knowledge, at all times (A) the Company has complied in all material respects with applicable Data Protection Laws, and (B) the Company has had valid and legal rights to Process all Protected Data that is Processed by or on behalf of it in connection with the operation of the Company Business as currently conducted. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement will violate in any material respects any applicable Data Protection Laws.

(l) The Company owns or has a license or other right to use the Company IT Systems as necessary to operate the Company Business as currently conducted. To the Company’s Knowledge, except as would not have a Material Adverse Effect, all Company IT Systems (i) are free from any defect, bug, virus or programming, design or documentation error and do not contain any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, any software, data or other information (“Malicious Code”), (ii) are in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of the Company Business as currently conducted (except for ordinary wear and tear), and (iii) include safeguards consistent with industry standards and are designed to protect the security, confidentiality, availability, and integrity of the Company’s Protected Data and includes appropriate backup, disaster recovery, and software and hardware support arrangements. Except as would not have a Material Adverse Effect, the Company has taken reasonable precautions to (x) protect the confidentiality, integrity and security of the Company IT Systems and all information and data stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person and (y) ensure that all Company IT Systems and Products are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any bug, virus, malware, programming, design or documentation error, corruption, material defect, or Malicious Code. There have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been fully remediated in the ordinary course of business.

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Section 4.21 Environmental Matters.

(a) The Company and its Subsidiaries are, and during the last two years have been, in compliance with all Environmental Laws applicable thereto, except where the failure to be, or to have been, in compliance with such Environmental Laws has not had a Material Adverse Effect.

(b) There are no written claims or notices of violation pending or, to the Knowledge of the Company, issued to or threatened, against either the Company or any of its Subsidiaries alleging violations of or Liability under any material Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, manufactured, transported, handled, disposed or released any Hazardous Materials in any material respect.

(d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material Liability with respect to the presence of Hazardous Materials in any real property subject to a Lease.

(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided an indemnity with respect to material Liability of any other Person under any Environmental Laws.

Section 4.22 Brokers’ Fees.

No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.23 Related Party Transactions.

Except for the Contracts set forth on Section 4.23 of the Company Disclosure Letter, there are, and since the inception of the Company or the Subsidiaries there have been, no Affiliate Agreements, except in each case, for (i) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (ii) reimbursements of expenses incurred in connection with their employment or service, amounts paid pursuant to any employee benefit plans, and (iii) powers of attorney and similar grants of authority made in the ordinary course of business.

Section 4.24 International Trade; Anti-Corruption.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been in the last two years: (i) a Sanctioned Person; (ii) organized, resident, or operating from a Sanctioned Country; (iii) knowingly engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws; or (iv) otherwise in violation of applicable Sanctions Laws or Trade Control Laws (collectively, the “Trade Controls”).

(b) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, has at any time made or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any applicable Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has in the last two years been, the subject of any written claim or allegation by any Governmental Authority that such Person has made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or any other Person in violation of any Anti-Corruption Laws.

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(c) Neither the Company nor any of its Subsidiaries, or any Predecessor of either of them, has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries maintain and enforce policies, procedures, and internal controls reasonably designed to promote compliance with Anti-Corruption Laws and Trade Controls, and have maintained complete and accurate books and records, including records of any payments to agents, consultants, representatives, third parties, and Government Officials.

(d) Neither the Company nor any Subsidiary has, during the past three (3) years, directly or indirectly, exported, re-exported, transferred, released, shipped, transmitted or otherwise provided money, monetary value, goods, Technology, Software, or services (collectively, “Export”) to: (i) any individual, entity, country or region prohibited by Sanctions Laws or (ii) for any purpose prohibited by Sanctions Laws, including nuclear, chemical or biological weapons proliferation or development of missile technology.

Section 4.25 Information Supplied.

None of the information supplied or required to be supplied by the Company or any of its Subsidiaries contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and for purposes of certainty, none of the information included in the Registration Statement or provided by the Company and its Subsidiaries for inclusion in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

Section 4.26 Books and Records.

The Books and Records of the Company and its Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions (including all meetings, passing of resolutions, transfers, elections and appointments) are reflected in the Books and Records and have been conducted or taken in compliance with all applicable Laws and in accordance with the governing documents of the Company and its Subsidiaries. A true and complete copy of the Books and Records has been made available to SPAC.

Section 4.27 No Other Representations.

Except as provided in this Article IV, neither the Company, nor the Company Shareholder, nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (i) as set forth in the disclosure letter delivered by SPAC to the Company dated as of the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 11.17, qualifies the correspondingly numbered and lettered representations in this Article V), or (ii) as set forth in any of SPAC’s SEC Reports filed on or prior to the date of this Agreement (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (iii) as would not have a SPAC Impairment Effect (as defined below), to the Knowledge of SPAC, SPAC represents and warrants to the Company as follows:

Section 5.01 Corporate Organization.

SPAC is an exempted company duly incorporated, is validly existing and is in good standing under the Laws of the Cayman Islands and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC has made available to the Company true and correct copies of its Organizational Documents as in effect as of the date hereof. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SPAC to consummate the Transactions or otherwise have a material adverse effect on the Transactions (a “SPAC Impairment Effect”).

Section 5.02 Due Authorization.

(a) SPAC has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in Section 5.05 and the SPAC Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Agreements or SPAC’s performance hereunder or thereunder (except that the SPAC Shareholder Approval is a condition to the consummation of the Reincorporation Merger). This Agreement has been, and each such other Transaction Agreement has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement constitutes or will constitute a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) The only approvals or votes required from the holders of SPAC’s Equity Securities in connection with the consummation of the Transactions, including the Closing, are as set forth on Section 5.02(b) of the SPAC Disclosure Letter.

(c) At a meeting duly called and held or by way of a written resolution, the SPAC Board has unanimously (i) determined that it is in the best interests of SPAC and the SPAC Shareholders, and declared it advisable, for SPAC to enter into this Agreement and the other Transaction Agreements to which it is or will be a party, (ii) determined that the fair market value of the Company and its Subsidiaries is equal to at least 80% of the amount held in a trust account (the “Trust Account”), maintained by the Trustee pursuant to the Trust Agreement (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination, (iv) approved this Agreement, the other Transaction Agreements to which it is or will be a party and the Transactions, and (v) passed a resolution recommending to its shareholders the approval of the SPAC Transaction Proposals.

Section 5.03 No Conflict.

Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the SPAC Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which SPAC is or will be a party, and the consummation of the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any Contract to which SPAC is a party, or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), except in the case of each of clauses (b) through (d) as would not have a SPAC Impairment Effect.

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Section 5.04 Litigation and Proceedings.

Since its incorporation, there has been no pending or, to the Knowledge of SPAC, threatened Actions by or against SPAC that, if adversely decided or resolved, would have a SPAC Impairment Effect. There is no Order currently imposed upon SPAC that would have a SPAC Impairment Effect. SPAC is not party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would have a SPAC Impairment Effect.

Section 5.05 Governmental Authorities; Consents.

Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Section 5.05 of the SPAC Disclosure Letter, (ii) the filing with the SEC of (A) the Proxy Statement/Prospectus and the declaration of the effectiveness thereof by the SEC, (B) any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, and (C) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iii) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions, (iv) the filing of the Plan of Merger and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, (v) the filing of the Share Exchange and related documentation with the Cayman Registrar in accordance with the Cayman Companies Law, and (vi) any such notices to, actions by, consents, approvals, permits or authorizations of, or designations, declarations or filings with, any Governmental Authority, the absence of which would not have a SPAC Impairment Effect.

Section 5.06 Trust Account.

There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC’s SEC Reports to be inaccurate or that would entitle any Person (other than holders of SPAC Ordinary Shares who shall have elected to redeem such shares pursuant to SPAC’s Organizational Documents and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder. There are no claims or proceedings pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of September 10, 2024, the balance in the Trust Account is at least $10,920,756.24.

Section 5.07 Brokers’ Fees.

Except as otherwise related to SPAC’s initial public offering, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination or other transaction considered or engaged in by or on behalf of SPAC based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.

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Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) SPAC has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, including any statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC subsequent to the date of this Agreement, each as it has been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). Each SEC Report, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (collectively, the “Federal Securities Laws”) (including, as applicable, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC with respect to the SEC Reports. None of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The SEC Reports contain true and complete copies of the applicable financial statements of SPAC. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto, none of which is expected to be material) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(c) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are designed to be effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s financial statements included in SPAC’s periodic reports required under the Exchange Act.

(d) SPAC has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s assets. SPAC maintains, and since its incorporation has maintained, books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects.

(e) Neither SPAC (including, to the Knowledge of SPAC, any employee thereof) nor SPAC’s independent auditors has identified or been made aware of a (i) “material weakness” in the internal controls over financial reporting of SPAC, (ii) “significant deficiency” in the internal controls over financial reporting of SPAC or (iii) fraud, whether or not material, that involves management or other employees of SPAC who have a significant role in the internal controls over financial reporting of SPAC.

(f) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

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Section 5.09 Compliance with Laws.

SPAC is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. SPAC has not received any written notice from any Governmental Authority of a violation of any applicable Law since its incorporation, except for any such violation that would not reasonably be expected to be material to SPAC. SPAC holds, and since its incorporation has held, all material licenses, approvals, consents, registrations, franchises and permits necessary for the lawful conduct of the business of SPAC (the “SPAC Permits”). SPAC is, and since its incorporation has been, in compliance with and not in default under such SPAC Permits, in each case, except for such noncompliance that would not reasonably be expected to be material to SPAC.

Section 5.10 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or related to SPAC’s initial public offering. Except as set forth in SPAC’s Organizational Documents, there is no Contract, commitment, or Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC, the Company or any of its Subsidiaries or the conduct of business by SPAC, the Company or any of its Subsidiaries as currently conducted or as contemplated to be conducted, in each case, following the Closing in any material respects.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither SPAC nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the other Transaction Agreements and except as necessary for activities directed toward the accomplishment of a Business Combination or related to SPAC’s initial public offering, SPAC is not a party to any Contracts with any other Person that would require payments by SPAC after the date hereof. As of the date hereof, there are no amounts outstanding under any Working Capital Loans, except as set forth in Section 5.15 of the SPAC Disclosure Letter.

Section 5.11 Tax Matters.

(a) Except as would not have a SPAC Impairment Effect:

(i) All Tax Returns required to be filed by SPAC have been filed (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects.

(ii) All Taxes required to be paid by SPAC have been timely and duly paid.

(iii) No Tax audit, examination or other proceeding (administrative or judicial) with respect to Taxes of SPAC is pending or otherwise in progress or has been threatened in writing by any Governmental Authority within the last three years.

(iv) SPAC has complied in all material respects with all applicable Laws relating to the collection, withholding, reporting and remittance of Taxes.

(v) There are no Liens for Taxes on any of the assets of SPAC, other than Permitted Liens.

(vi) There are no written assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted, assessed or threatened against SPAC that have not been paid or otherwise resolved in full.

(vii) SPAC has not been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than SPAC) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course of business consistent with past practice and not primarily relating to Taxes).

(viii) SPAC has not participated in any Tax avoidance transaction in violation of applicable Laws.

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(b) SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(c) SPAC has not taken or agreed to take any action (nor permitted any action to be taken), other than an action contemplated by this Agreement or any other Transaction Agreement, that would reasonably be expected to prevent the Reincorporation Merger from qualifying for the Intended Tax Treatment.

Section 5.12 Capitalization.

(a) The authorized share capital of SPAC is $50,000 divided into 50,000,000 ordinary shares of par value $0.001 each. Section 5.12(a) of the SPAC Disclosure Letter sets forth, the total number and amount of all of the issued and outstanding Equity Securities of SPAC, and further sets forth, the amount and type of Equity Securities of SPAC owned or held by each of Sponsor and each of Sponsor’s Affiliates. No preference share of SPAC has been issued or is outstanding. All of the issued and outstanding Equity Securities of SPAC (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including Securities Laws, and all requirements set forth in (1) the Organizational Documents of SPAC and (2) any other applicable Contracts governing the issuance of such Equity Securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of SPAC or any Contract to which SPAC is a party or otherwise bound; and (iv) are free and clear of any Liens (other than restrictions arising under applicable Laws, the Organizational Documents of SPAC and the Transaction Agreements).

(b) Except as set forth in Section 5.12(a) or on Section 5.12(a) of the SPAC Disclosure Letter or in the SEC Reports, there are no Equity Securities of SPAC authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or SPAC’s Organizational Documents or as contemplated by the Sponsor Support Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any Equity Securities of SPAC. Except as set forth in Section 5.12(b) of the SPAC Disclosure Letter or the SEC Reports, there are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matter for which SPAC’s shareholders may vote. Except as disclosed in the SEC Reports, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Shares or any other Equity Securities of SPAC.

(c) SPAC does not own any Equity Securities in any other Person (other than PubCo) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.

Section 5.13 Nasdaq Listing.

As of the date hereof, the issued and outstanding SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ALSAU”. The issued and outstanding SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ALSA”. As of the date hereof, the SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ALSAW”. As of the date hereof, the SPAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “ALSAR”. SPAC has complied with the applicable listing requirements of the Nasdaq. There is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by the Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares or the SPAC Public Warrants or terminate the listing of SPAC Ordinary Shares or the SPAC Public Warrants on the Nasdaq. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Ordinary Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement. SPAC has not received any notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Ordinary Shares or the SPAC Public Warrants from the Nasdaq or the SEC.

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Section 5.14 Material Contracts; No Defaults.

(a) SPAC has filed as an exhibit to the SEC Reports every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, SPAC is a party or by which any of its respective assets are bound.

(b) Each Contract of a type required to be filed as an exhibit to the SEC Reports, whether or not filed, was entered into at arm’s length. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type required to be filed as an exhibit to the SEC Reports, whether or not filed, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC, and, to the Knowledge of SPAC, the other parties thereto, and are enforceable by SPAC to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) SPAC and, to the Knowledge of SPAC, the counterparties thereto, are not in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) SPAC has not received any written claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by SPAC or any other party thereto (in each case, with or without notice or lapse of time or both) and (v) SPAC has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.15 Related Party Transactions.

Section 5.15 of the SPAC Disclosure Letter and the SEC Reports set forth all Contracts, transactions, arrangements or understandings between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equity holder (including Sponsor) or Affiliate of either SPAC or Sponsor (or any Affiliate of Sponsor), on the other hand (each Person identified in this clause (b), a “SPAC Related Party”). Except as set forth in Section 5.15 of the SPAC Disclosure Letter or the SEC Reports, no SPAC Related Party (i) owns any interest in any material asset used by SPAC, or (ii) owes any material amount to, or is owed any material amount by, SPAC.

Section 5.16 Investment Company Act.

SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17 Absence of Changes.

Since the date of SPAC’s incorporation through the date of this Agreement (a) there has not been any event or occurrence that has had a SPAC Impairment Effect, and (b) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the Transactions, SPAC has carried on its business in all material respects in the ordinary course of business.

Section 5.18 Independent Investigation.

SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter); and (b) none of the Company or its respective Representatives have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Letter).

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Section 5.19 No Other Representations.

Except as provided in this Article V, neither SPAC nor any other Person has made, or is making, any representation or warranty whatsoever in respect of SPAC.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of Business.

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any other Transaction Agreement, as consented to in writing by SPAC (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including Data Protection Laws), conduct and operate its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement (including any other Transaction Agreement, as set forth on Section 6.01 of the Company Disclosure Letter, as consented to by SPAC in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Company’s Organizational Documents;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Company Subsidiary either to the Company or any other wholly owned Company Subsidiaries;

(c) except in the ordinary course of business, (x) enter into any Contract that would, if entered into prior to the date hereof, be any of the Contracts described in clauses (i) – (vii) or (ix) – (xii) of Section 4.12(a) or (y) modify or amend in any material respect, renew (other than any automatic renewal in accordance with its terms), waive any material right under, provide any material consent under, terminate (other than any expiration in accordance with its terms) or allow to let lapse any of the Contracts described in clauses (i) – (viii) or (x) – (xiii) of Section 4.12(a);

(d) (x) enter into any Contract that would, if entered into prior to the date hereof, be an Affiliate Agreement or (y) modify, amend, renew, waive any right under, provide any consent under, terminate or allow to let lapse any Affiliate Agreements;

(e) except for grants of equity and equity based awards, if any, to Company employees prior to the Closing (“Pre-Closing ESOP”), (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries or (iii) permit the exercise or settlement of any options, warrants or other rights to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries; provided, however, that (i) the Company Shareholder shall have the right to transfer all or a portion of his Company Shares to a Cayman Islands or other offshore company that is solely owned and controlled by such Company Shareholder, provided such transfer shall not result in a Material Adverse Effect; and (ii) the Pre-Closing ESOP shall not dilute Sponsor’s shareholding percentage of the PubCo.

(f) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale or license of goods and services to customers in the ordinary course of business, the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, (iii) grants of non-exclusive licenses or sublicenses of Intellectual Property in the ordinary course of business, (iv) as already contracted by the Company or any of its Subsidiaries on the date hereof, or (v) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

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(g) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other legal proceedings entailing obligations that would impose any material restrictions on the business operations of the Company or its Subsidiaries, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(h) (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any management level Company Employee, (ii) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any management-level Company Employees, (iii) take any action to materially increase any compensation or benefits of any management level Company Employee, except for bonuses, base salary increases or in connection with any promotions in the ordinary course of business that do not exceed $200,000;

(i) negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(j) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or directors of the Company or any of its Subsidiaries for expenses, (B) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business and (D) advances or other payments among the Company and its wholly-owned Subsidiaries;

(k) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company or any of its Subsidiaries other than (x) transactions among the Company and its wholly-owned Subsidiaries or among the wholly-owned Company Subsidiaries, or (y) in connection with the termination of employees or other service providers of the Company;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;

(m) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by a change in GAAP;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(o) make, change or revoke any material Tax election in a manner inconsistent with past practice, adopt, change or revoke any material accounting method with respect to Taxes, file or amend any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or material Tax Liability, enter into any material closing agreement with respect to any Tax, surrender any right to claim a material refund of Taxes, or change its jurisdiction of tax residency;

(p) incur, create, issue, assume or guarantee any Indebtedness in excess of $800,000, other than (v) working capital loans required in the ordinary course of business consistent with past practice; (w) ordinary course trade payables, (x) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, or (y) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness as of the date of this Agreement and, in each case, any refinancings thereof;

(q) other than in the ordinary course of business, (i) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, (ii) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or (iii) enter into any new line of business;

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(r) make or commit to make capital expenditures other than in an amount not in excess of (i) $500,000 in a single transaction made by the Company or any of its Subsidiaries;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;

(t) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, company, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, except for (A) purchases of inventory and other assets in the ordinary course of business, (B) acquisitions or investments pursuant to existing Contracts in effect as of the date hereof that were made available to SPAC, (C) acquisitions or investments that do not exceed (1) $500,000 in a single transaction or series of related transactions or (2) $2,500,000 in the aggregate, or (D) investments in any wholly-owned Company Subsidiaries; or

(u) enter into any Contract to do any action prohibited under this Section 6.01.

(v) Notwithstanding anything to the contrary contained herein (including this Section 6.01), nothing in this Section 6.01 is intended to give SPAC or any of its Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02 Inspection.

Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other similar privilege from disclosure (provided that the Company will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege), the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law, to the properties, books, Tax Returns, records and appropriate directors, officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish SPAC and such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as SPAC and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.

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Section 6.03 No Claim Against the Trust Account.

The Company acknowledges that it has read SPAC’s final prospectus, dated December 14, 2021, the other SEC Reports, the Organizational Documents of SPAC and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated within nine months from the closing of the offering contemplated by SPAC’s final prospectus (or up to 21 months from the closing of the offering if SPAC extends the period of time to consummate a business combination, which may be accomplished only if the Sponsor deposits additional funds into the Trust Account), SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, and subject to the following proviso, the Company (on behalf of itself and its respective Affiliates, Representatives and equity holders) hereby irrevocably waives any past, present or future right, title, interest or claims (whether based on contract, tort, equity or any other theory of legal Liability) of any kind in or to any monies in the Trust Account (or to collect any monies from the Trust Account) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of or relating to, this Agreement, the other Transaction Agreements or the Transactions; provided that notwithstanding anything herein or otherwise to the contrary, (x) nothing in this Section 6.03 shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to the Company in accordance with the terms of this Agreement and the Trust Agreement) or for Fraud and (y) nothing in this Section 6.03 shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04 Proxy Statement Cooperation.

(a) The Company and SPAC shall work in good faith with one another in connection with (x) the drafting of the Proxy Statement and (y) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with SPAC in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC.

(a) From and after the date on which the Proxy Statement is mailed to SPAC Shareholders, (i) the Company will give SPAC prompt written notice of any development regarding the Company or its Subsidiaries and (ii) SPAC will give the Company prompt written notice of any development regarding SPAC, in either case which becomes known by the Company or SPAC, as applicable, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, SPAC and the Company shall cooperate in good faith to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, that no information received by SPAC or the Company, as applicable, pursuant to this Section 6.04 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the SPAC Disclosure Letter or the Company Disclosure Letter, as applicable.

Section 6.05 Employee Matters.

(a) [Reserved].

(b) Non-Competition and Non-Solicitation Agreement. The Company undertakes to enter into non-competition and non-solicitation agreements to the satisfaction of SPAC with (1) the Company Shareholder for a period of five (5) years following the Closing Date, and (2) the senior management and key personnel for a period of three (3) years following the Closing Date.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein or otherwise to the contrary, all provisions contained in this Section 6.05 are included for the sole benefit of the Parties, and nothing in this Agreement, whether express or implied, (i) shall limit the right of the Company or its Affiliates to amend, terminate or otherwise modify any employee benefit plan, agreement or other arrangement following the Closing Date, or (ii) shall confer upon any Person who is not a Party any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

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Section 6.06 Consents and Approvals

The Company undertakes to obtain, prior to the Closing Date, all the consents, approvals, authorizations, and other requirements and to remove all Lien as set forth in Section 4.04 of the Company Disclosure Letter.

Section 6.07 A&R M&A.

Prior to the Closing, the PubCo shall adopt and file the A&R M&A.

Section 6.08 [Reserved]

Section 6.09 Company Board Recommendation.

The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the Company Board Recommendation for any reason.

Section 6.10 Preparation and Delivery of Additional Company Financial Statements.

No later than September 20, 2024, the Company shall prepare and deliver to SPAC true, correct and complete copies of (i) the audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2023 (the “Audited Financial Statements”), comprised of, for each such year, (A) an audited consolidated balance sheet, (B) an audited consolidated statement of operations, (C) an audited consolidated statement of cash flows and (D) related notes, together with the report of the Company’s independent certified public accountants (the “Company Auditor”) thereon. No later than October 8, 2024, the Company shall prepare and deliver to SPAC any unaudited consolidated financial statements, condensed or summary financial statements of the Company and its Subsidiaries as of and for the period ended June 30, 2024, as well as such future financial statements and/or pro forma financial statements that are required to be included in the Proxy Statement or Proxy Statement/Prospectus for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions (the “Additional Financial Statements”). Such Additional Financial Statements shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant. Upon delivery of such Additional Financial Statements, the representations and warranties set forth in Section 4.08 shall be deemed to apply to such Additional Financial Statements with the same force and effect as if made as of the date of this Agreement. The Company Auditors audit of the Audited Financial Statements has been conducted in accordance with the requirements of the PCAOB and the SEC, including all applicable Securities Laws.

Section 6.11 Actions Required to Comply with the Requirements of the Law of the Jurisdiction(s) of Operations Relating to the Company Business.

Except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company shall take all actions necessary to comply with the requirements of the Law of the Jurisdiction(s) of Operations as relevant to the conduct of the Company Business in such Jurisdiction(s) of Operations, including, but not limited to, those relating to: (i), (iv) the filing or making of any notification to any Governmental Authority or SRO of the Jurisdiction(s) of Operation, (v) the formation of any legal entity under the Law of Jurisdiction(s) of Operations, if required, (vii) the transfer of any assets, (viii) the application for any Permits required for the conduct of the Company Business from any Governmental Authority or SRO of the Jurisdiction(s) of Operation, (ix) the taking of any other action necessary to operate the Company Business in the Jurisdiction(s) of Operations, and (x) the reasonable payment of the costs related to any of the foregoing.

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ARTICLE VII

COVENANTS OF SPAC

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnitee”) under the SPAC Memorandum and Articles of Association or under any indemnification agreement such D&O Indemnitee may have with SPAC that has been made available to the Company (or has been publicly filed on EDGAR) prior to Closing Date, in each case, as in effect as of immediately prior to Closing Date (collectively, the “Existing D&O Arrangements”), shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, to the maximum extent permitted under applicable Law, the Company shall cause the PubCo to maintain in effect the Existing D&O Arrangements, and the Company shall, and shall cause the PubCo to, not amend, repeal or otherwise modify any such provisions in any manner that would materially and adversely affect the rights thereunder of any D&O Indemnitee; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. The Company shall not have any obligation under this Section 7.01 to any D&O Indemnitee when and if a court of competent jurisdiction shall determine, in a final, non-appealable judgement, that the indemnification of such D&O Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(b) At or prior to the Closing, SPAC shall obtain a six (6) year “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the First Effective Time covering each individual who is a director or officer of SPAC currently covered by the directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement. The Company shall, and shall cause the PubCo to, maintain the D&O Tail in full force and effect for its full term. The cost of the D&O Tail shall be borne by the PubCo and shall be a SPAC Transaction Expense.

(c) If the PubCo or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the PubCo shall assume all of the obligations set forth in this Section 7.01.

(d) This Section 7.01 is intended for the benefit of, and to grant third party rights to, the D&O Indemnitees, whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained herein. The PubCo shall promptly reimburse each D&O Indemnitee for any costs or expenses (including attorneys’ fees) incurred by such D&O Indemnitee in enforcing the indemnification or other obligations provided in this Section 7.01. The rights of each D&O Indemnitee under this Section 7.01 shall be in addition to any rights that such D&O Indemnitee may have under Organizational Documents of SPAC, the Cayman Companies Law or any other applicable Law or under any Existing D&O Arrangements.

Section	7.02 Conduct of SPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Section 7.02 of the SPAC Disclosure Letter, as expressly contemplated by this Agreement or any other Transaction Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law, SPAC shall not:

(i) change or amend the Trust Agreement or the Organizational Documents of SPAC (except if necessary to extend the duration within which it has to complete the business combination contemplated by this Agreement);

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of SPAC; (B) split, combine or reclassify any Equity Securities of SPAC; or (C) other than in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or as otherwise required by the Organizational Documents of SPAC in order to consummate the Transactions or as contemplated by the Sponsor Support Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of SPAC;

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(iii) merge, consolidate, combine or amalgamate SPAC with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, company, partnership, association or other business entity or organization or division thereof;

(iv) make, change or revoke any material Tax election in a manner inconsistent with past practice; adopt, change or revoke any material accounting method with respect to Taxes; file or amend any material Tax Return in a manner materially inconsistent with past practice; settle or compromise any material Tax claim or material Tax Liability; enter into any material closing agreement with respect to any Tax; surrender any right to claim a material refund of Taxes; or change its jurisdiction of tax residency;

(v) enter into, renew or amend in any material respect, any transaction or Contract with a SPAC Related Party other than as may be permitted by clause (vii) of this Section 7.02(a);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in respect of a Working Capital Loan or with respect to the extension of the period of time in which SPAC must complete the initial business combination contemplated by this Agreement;

(viii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities (except to the extent that any Working Capital Loans are convertible into Equity Securities of SPAC);

(ix) engage in any activities or business, other than activities or business (A) in connection with or incident or related to SPAC’s incorporation or continuing corporate (or similar) existence, (B) contemplated by, or incident or related to, this Agreement, any other Transaction Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (C) those that are administrative or ministerial, in each case, which are immaterial in nature;

(x) enter into any settlement, conciliation or similar Contract that would require any payment from the Trust Account or that would impose non-monetary obligations on SPAC or any of its Affiliates (or the Company or any of its Subsidiaries after the Closing) that would have a SPAC Impairment Effect;

(xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC or resolve to approve any of the foregoing;

(xii) change SPAC’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions; or

(xiv) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

Notwithstanding anything in this Section 7.02(a) or this Agreement to the contrary, but without limiting the terms of this Section 7.02(a), nothing set forth in this Section 7.02 shall give the Company, directly or indirectly, the right to control or direct the operations of SPAC.

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(b) During the Interim Period, SPAC shall comply with, and continue performing under, as applicable, the Organizational Documents of SPAC, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other agreements or Contracts to which SPAC is party.

Section 7.03 Trust Account Proceeds.

Upon satisfaction or waiver of the conditions set forth in Article IX, , SPAC shall cause (i) the Trustee to (A) pay as and when due all amounts payable to the SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, and thereafter, upon the Closing, (B) pay all remaining amounts then available in the Trust Account to PubCo, and (ii) the Trust Account to terminate.

Section 7.04 Inspection.

SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere with the normal operation of SPAC and so long as reasonably feasible or permissible under applicable Law, to the books, Tax Returns, records and appropriate directors, officers and employees of SPAC, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of SPAC would result in the loss of attorney client privilege or other similar privilege from disclosure (provided that SPAC will use reasonable best efforts to provide any information described in the foregoing clauses (y) or (z) in a manner that would not be so prohibited or would not jeopardize privilege).

Section 7.05 Section 16 Matters.

Prior to the First Effective Time, SPAC shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 7.06 SPAC Public Filings.

From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.07 SPAC Securities Listing.

From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Ordinary Shares and SPAC Public Warrants to be listed on, the Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Ordinary Shares and SPAC Public Warrants to be delisted from the Nasdaq and deregistered under the Exchange Act as soon as practicable following the Second Effective Time.

Section 7.08 SPAC Board Recommendation.

The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or (privately or publicly) propose to change, withdraw, withhold, amend, qualify or modify, the SPAC Board Recommendation for any reason.

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ARTICLE VIII

JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including satisfying the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. The Company shall promptly inform SPAC of any communication between the Company, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement.

(b) Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall SPAC or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

(c) During the Interim Period, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, SPAC or any of its Representatives (in their capacity as a representative of SPAC) or, in the case of the Company, the Company or any Company Subsidiary or any of their respective Representatives (in their capacity as a representative of the Company or any Company Subsidiary). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) SPAC and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation and (ii) in no event shall SPAC (or any of its Representatives), on the one hand, or the Company (or any of its Representatives), on the other hand, settle or compromise any Transaction Litigation brought without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Registration Statement; Shareholder Meeting; Unanimous Written Consent.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the Registrable Securities. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement, including the Proxy Statement/Prospectus, effective as long as is necessary to consummate the Transactions. The Company also agrees to use its reasonable best efforts to obtain all necessary state Securities Laws or “blue sky” permits and approvals required to carry out the Transactions, and SPAC shall furnish all information concerning itself and its equity holders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other Party and its Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC or the Company to any regulatory authority (including the Nasdaq) in connection with the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

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(ii) To the extent not prohibited by applicable Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by applicable Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the other Party shall give reasonable and good faith consideration to any comments made by SPAC and its counsel or the Company and its counsel, as applicable. To the extent not prohibited by applicable Law, the Company, on the one hand, and SPAC, on the other hand, shall provide the other Party and its counsel with (i) any comments or other communications, whether written or oral, that SPAC or its counsel or the Company or its counsel, as the case may be, may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of SPAC or the Company, as applicable, to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, to the extent reasonably practicable, by participating with SPAC or its counsel or the Company or its counsel, as the case may be, in any discussions or meetings with the SEC.

(iii) If at any time prior to the Second Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to SPAC Shareholders.

(b) SPAC Shareholder Approval. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”), in each case in accordance with SPAC’s Organizational Documents and applicable Law, for the purpose of (i) providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right, (ii) obtaining the SPAC Shareholder Approval, adopting or approving such other proposals as may be reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, (iv) adopting or approving any other proposal that the SEC or the Nasdaq (or the respective staff thereof) indicates is necessary in its comments to the Registration Statement, and (v) related and customary procedural and administrative matters. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Extraordinary General Meeting.

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Section 8.03 Exclusivity.

(a) During the Interim Period, the Company shall not, and shall cause its Representatives and Subsidiaries not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any purchase of shares or other Equity Securities of the Company or material portion of the assets of the Company and its Subsidiaries (on a consolidated basis) or any merger, business combination or other similar transaction of the Company or its Subsidiaries (an “Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any Alternative Transaction Proposal or that may reasonably be expected to lead to any such Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any Alternative Transaction Proposal; provided that (x) the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) and (y) nothing in this Section 8.03(a) shall be construed to permit the Company (or any of its Subsidiaries) to take any action that is otherwise prohibited or restricted by the terms of this Agreement (including Section 6.01). The Company agrees to promptly notify SPAC if the Company or any of its Representatives or Subsidiaries receive any offer or communication in respect of an Alternative Transaction Proposal, and will promptly communicate to SPAC in reasonable detail the terms and substance thereof, and the Company shall, and shall cause its Representatives and Subsidiaries to, cease any and all existing negotiations or discussions with any person or group of persons (other than SPAC and its Representatives) regarding an Alternative Transaction Proposal. During the Interim Period, the Company will not confidentially submit to or file with the SEC any Registration Statement on Form S-1 or F-1.

(b) During the Interim Period, SPAC shall not, and shall cause its Representatives and the Sponsor not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing confidential or non-public information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any business combination transaction between SPAC and any other Person (other than the Company) (a “SPAC Alternative Transaction Proposal”), (ii) engage or participate in any discussions, negotiations or transactions with any third party regarding any SPAC Alternative Transaction Proposal or that may reasonably be expected to lead to any such SPAC Alternative Transaction Proposal, or (iii) enter into any agreement or deliver any agreement or instrument (including a confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument) related to any SPAC Alternative Transaction Proposal; provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b).

Section 8.04 Tax Matters.

To the extent applicable and subject to the extent of the SPAC Shareholder Redemption Amount, the Parties hereto agree to report for all U.S. federal income tax purposes in a manner consistent with the Intended Tax Treatment unless otherwise required (i) by a change in applicable Law (including the Code, Treasury Regulations or other IRS published guidance) or (ii) by a Governmental Authority. From the date hereof through the Closing, except as set forth in Section 8.04 of each Party’s Disclosure Letter, each of the Parties shall use its respective commercially reasonable efforts to cause the Reincorporation Merger to qualify for the Intended Tax Treatment, and shall not, and not agree to or have a plan to, take or cause to be taken any action (other than an action contemplated by this Agreement or any other Transaction Agreements) which to its knowledge could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. Each of the Parties hereto further acknowledges and hereby agrees that it is not a condition to the Closing that the Reincorporation Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.05 Confidentiality; Publicity.

(a) SPAC acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished hereunder and any other activities contemplated hereby.

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(b) None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or stock exchange, in which case SPAC or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.

(c) Promptly after the execution of this Agreement, SPAC and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions, the form and substance of which shall be approved in advance by SPAC, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.06 Warrant Agreement.

Immediately prior to the Closing, the PubCo, SPAC, and Vstock Transfer LLC (the “TA”) shall enter into an assignment and assumption agreement, in substantially the form attached hereto as Exhibit G (“Assignment and Assumption Agreement”), pursuant to which SPAC will assign to the PubCo all of its rights, interests, and obligations in and under the Warrant Agreement by and between SPAC and TA, and the terms and conditions of such Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the PubCo as set forth in Section 3.01(b)(iii).

Section 8.07 [Reserved].

Section 8.08 Retention of Proxy Solicitation Agent.

The Parties shall retain a proxy solicitation agent elected by SPAC within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting SPAC’s shareholders to obtain the affirmative vote of SPAC’s shareholders in favor of the Merger and the other SPAC Transaction Proposals, and such other matters as may be determined by the Parties.

Section 8.09 Payment of Estonian Counsel Fees

The Parties agree that, upon the date of this Agreement, the Company shall pay for any fees and expenses due and payable by SPAC to the Estonian legal counsel retained by SPAC in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions (“Estonian Counsel Fees”). The Company shall, and Roman shall cause the Company, pay for Estonian Counsel Fees within five (5) calendar days after receiving the billing invoice issued by the Estonian legal counsel of SPAC. For the avoidance of doubt, the Company shall not be liable for the Estonian legal counsel fees and expenses, being EUR18,300 in total, already paid by SPAC or its designated Person prior to the execution of this Agreement, which shall be deemed not to be Estonian Counsel Fees.

Section 8.10 Formation of PubCo.

Prior to Closing, the SPAC shall, and Roman and the Company shall provide reasonable assistance to, cause the formation of the PubCo. Upon formation of the PubCo, the PubCo shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the date hereof.

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ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties.

The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction at the Closing of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:

(a) No Prohibition. There shall not be in force and effect any (i) Law or (ii) Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the Transactions.

(b) [Reserved]

(c) SPAC Shareholder Approval. The SPAC Shareholder Approval shall have been obtained.

(d) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(e) Nasdaq Listing. The Registrable Securities to be issued in connection with the Transactions shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect.

(g) Consents. All consents, approvals and authorizations, including but not limited to, regulatory approval by Nasdaq and the SEC, necessary third-party approvals and the expiration of any waiting period under the Hart-Scott-Rodino Act, if applicable, shall have been obtained in accordance with Section 9.01(g) of the Company Disclosure Letter.

(h) [Reserved]

(i) [Reserved]

Section 9.02 Additional Conditions to Obligations of SPAC.

The obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by SPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.01 (Corporate Organization of the Company), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.08 (Financial Statements), Section 4.19 (Assets), Section 4.22 (Brokers’ Fees) and Section 4.23 (Related Party Transactions) (collectively, the “Specified Representations”) that is (x) qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality” or “Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(iii) The representations and warranties set forth in Section 4.06 (Capitalization of the Company) shall be true and correct in all respects, as of the Closing Date as though then made.

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(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an authorized director or officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such director or officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Satisfaction of Requirements to Operate Principal Business. On or before the Closing, except as would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries shall, (i) be in compliance with the Law of the Jurisdiction(s) of Operations as applicable to the Principal Business, and (ii) have satisfied all material legal requirements of such Jurisdiction(s) of Operations as applicable to conduct the Principal Business within the Jurisdiction(s) of Operations. The condition set forth in this Section 9.02 (d) shall be deemed to be satisfied if the Company provides evidence to SPAC (i) that among all Permits as applicable to the Principal Business, (x) the conduct of the Principal Business in the Jurisdiction(s) of Operations may be commenced prior to issuance to the Company and/or its Subsidiaries by the relevant Government Authorities of the Jurisdiction(s) of Operations of the Permits, or (y) there is no material obstacle for the Company and/or its Subsidiaries to obtain the Permits from the relevant Government Authorities in the future, and (ii) that among all requirements of the Law of the Jurisdiction of Operations applicable to the Principal Business, (x) the conduct of the Principal Business in the Jurisdiction(s) of Operations may be commenced prior to such time as the Company and/or its Subsidiaries are in compliance with the requirements of the Law of the Jurisdiction of Operations applicable to the Principal Business, or (y) there is no material obstacle for the Company and/or its Subsidiaries to be in compliance with the requirements of the Law of the Jurisdiction(s) of Operations applicable to the Principal Business in the future. Evidence that the Company has satisfied this condition may be a written memorandum as set forth in Section 9.02(e).

(e) Officer’s Memorandum. The Company shall have delivered to SPAC a written Memorandum officially issued by a counsel duly licensed and in good standing in the Jurisdiction of Operations, to the effect (i) that among all Permits as applicable to the Principal Business, (x) the conduct of the Principal Business in the Jurisdiction(s) of Operations may be commenced prior to issuance to the Company and/or its Subsidiaries by the relevant Government Authorities of the Jurisdiction(s) of Operations of the Permits, or (y) there is no material obstacle for the Company and/or its Subsidiaries to obtain the Permits from the relevant Government Authorities in the future, and (ii) that among all requirements of the Law of the Jurisdiction of Operations applicable to the Principal Business, (x) the conduct of the Principal Business in the Jurisdiction(s) of Operations may be commenced prior to such time as the Company and/or its Subsidiaries are in compliance with the requirements of the Law of the Jurisdiction of Operations applicable to the Principal Business, or (y) there is no material obstacle for the Company and/or its Subsidiaries to be in compliance with the requirements of the Law of the Jurisdiction(s) of Operations applicable to the Principal Business in the future.

(f) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred which is continuing and uncured.

(g) Consents and Approvals. The Company has obtained all the consents, approvals, authorizations, and other requirements and has removed all Lien as set forth in Section 4.04 of the Company Disclosure Letter to the satisfaction of SPAC.

(h) Termination Agreement. Roman shall have terminated the charge over shares agreement and the call option agreement dated April 7, 2022, respectively, entered by and between Okonto OÜ and Roman Elošvili, pursuant to which, the parties shall have terminated the charge over shares agreement and the call option agreement.

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Section 9.03 Additional Conditions to the Obligations of the Company.

The obligations of the Company to consummate or cause to be consummated the Transactions are subject to the satisfaction as of the Closing of each of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of SPAC contained in Article V (other than the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.10 (Business Activities), Section 5.13 (Nasdaq Listing) and Section 5.15 (Related Party Transactions) (collectively, the “Specified SPAC Representations”) and Section 5.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality”, “SPAC Impairment Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct has not had a SPAC Impairment Effect.

(ii) Each of the Specified SPAC Representations that is (x) qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all respects, and (y) not qualified by “materiality”, “SPAC Impairment Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (x) and (y), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(iii) The representations and warranties of SPAC contained in Section 5.12 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date as though then made.

(b) Agreements and Covenants. The covenants and agreements of SPAC in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No SPAC Impairment Effect. Since the date of this Agreement, no SPAC Impairment Effect shall have occurred which is continuing and uncured.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.01 Termination.

This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) by mutual written agreement of SPAC and the Company;

(b) by written notice by either SPAC or the Company to the other Parties, if there shall be in effect any (i) Law or (ii) Order (other than, for the avoidance of doubt, a temporary restraining order), that in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions;

(c) by written notice by the Company or SPAC to the other Parties, if the Transactions have not been consummated by December 15, 2024 (the “Termination Date”);

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(d) by written notice by SPAC to the other Parties, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by the Company before the earlier of (x) the tenth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from SPAC of such breach or failure to perform, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(e) by written notice by the Company to the other Parties, if SPAC has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by SPAC before the earlier of (x) the tenth Business Day immediately prior to the Termination Date and (y) the 45th day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(f) by written notice by either SPAC or the Company to the other Parties, if SPAC failed to obtain the SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Extraordinary General Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); or

(g) by written notice by SPAC to the other Parties, if (x) the Company fails to obtain the Company Shareholder Approval or (y) any Company Shareholder revokes, or seeks to revoke, such shareholder’s approvals thereunder.

Section 10.02 Effect of Termination.

Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, or its and Affiliates’ Representatives, other than Liability of any Party for any Fraud or any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”) and any other Section or Article of this Agreement referenced in the Surviving Provisions to the extent required to survive in order to give effect to the Surviving Provisions, and the Confidentiality Agreement, shall in each case survive any termination of this Agreement pursuant to the terms and conditions of this Agreement and the Confidentiality Agreement, respectively.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver.

At any time and from time to time prior to the First Effective Time, SPAC and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

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Section 11.02 Notices.

All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other internationally recognized overnight delivery service or (iii) when delivered via electronic mail during normal business hours of the recipient (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC,	Alpha Star Acquisition Corporation
100 Church Street, 8th Floor， New York, NY 10007 Attn: Zhe Zhang zhangzhe@siftcap.cn with a copy to (which shall not constitute notice) Han Kun Law Offices LLP Rooms 4301-10, 43/F., Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong Attn: Yu Wang wangyu@hankunlaw.com

If to the Company and Roman,

OU XDATA Group

Lootsa TN 8 11415

Tallin Estonia

Attn: Roman Elosvili

roman@xdatagroup.io

with a copy to (which shall not constitute notice)

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Lawrence Venick, Esq.

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment.

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties.

Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, (x) the Sponsor (on behalf of the holders of SPAC Shares, SPAC Rights and SPAC Warrants) is an intended third-party beneficiary of, and may enforce, Section 3.01, and (y) D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15.

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Section 11.05 Expenses.

Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and SPAC shall be responsible for paying the SPAC Transaction Expenses, and (b) if the Closing shall occur, the Company shall (x) cause PubCo to pay, the Company Transaction Expenses, and (y) cause PubCo to pay, the SPAC Transaction Expenses, in each of case (x) and (y), in accordance with Section 3.01(e)(ii).

Section 11.06 Governing Law.

This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic mail to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 11.08 Entire Agreement.

This Agreement (together with the Disclosure Letters and exhibits and annexes to this Agreement) and the other Transaction Agreements and the confidentiality agreement, dated as of May 10, 2024, by and between the Company and SPAC (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.09 Amendments.

This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.09.

Section 11.10 Severability.

If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.

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Section 11.11 Conflict Resolution.

Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Agreement.

Section 11.12 Waiver of Trial by Jury.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.13 Enforcement.

The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.

Section 11.14 Non-Recourse.

This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or PubCo under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

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Section 11.15 Non-Survival.

Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no Liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly in whole or in part require performance after the Closing shall survive the Second Effective Time but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Sponsor Support Agreement, the Registration Rights Agreement, the Plan of Merger, the A&R M&A, the Target Lock-Up and Support Agreement, the Sponsor Lock-Up Agreement shall not be affected by this Section 11.15.

Section 11.16 Acknowledgements.

Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of SPAC; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by SPAC, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by SPAC. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of Liability in the case of Fraud committed by such Party.

Section 11.17 Company and SPAC Disclosure Letters.

The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

OU XDATA GROUP

By:	/s/ Roman Eloshvili
Name:	Roman Eloshvili
Title:	Director

[Signature Page to BUSINESS COMBINATION AGREEMENT]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Alpha Star Acquisition Corporation

By:	/s/ Zhe Zhang
Name:	Zhe Zhang
Title:	CEO

[Signature Page to BUSINESS COMBINATION AGREEMENT]

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Roman Eloshvili

By:	/s/ Roman Eloshvili

[Signature Page to BUSINESS COMBINATION AGREEMENT]

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LIST OF EXHIBITS

Exhibit A:	Amended and Restated M&A
Exhibit B:	Sponsor Support Agreement
Exhibit C:	Amended and Restated Registration Rights Agreement
Exhibit D:	Target Lock-Up and Support Agreement
Exhibit E:	Sponsor Lock-Up
Exhibit F:	Plan of Merger
Exhibit G:	Assignment and Assumption Agreement

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